Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A of Fidelity Income Fund: Fidelity Total Bond Fund of our report dated May 11, 2009 on the financial statements and financial highlights included in the February 28, 2009 Semiannual Reports to Shareholders of Fidelity Total Bond Fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
May 13, 2009